UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 000-23734

                              Scanvec Amiable, Ltd.
             (Exact name of registrant as specified in its charter)

                             International Plaza Two
                                    Suite 625
                      Philadelphia, Pennsylvania 19113-1518
                                 (610) 521-6300
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Ordinary Shares
            (Title of each class of securities covered by this Form)

                                 Not applicable
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [x}     Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)   [ ]
            Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)    [x]

      Approximate number of holders of record as of the certification or notice date: 165

      Pursuant to the requirements of the Securities Exchange Act of 1934, Scanvec Amiable Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


      Date: December  9, 2004                        Scanvec Amiable, Ltd.

                                                     By: /s/ Mark Blundell
                                                         ---------------------
                                                         Name: Mark Blundell
                                                         Title: Chairman